Exhibit 14.3

NATURADE, INC.
COMPENSATION AND CORPORATE
GOVERNANCE COMMITTEE CHARTER

ORGANIZATION

This charter governs the operations of the Naturade, Inc. Board of Directors Compensation and Corporate Governance Committee. The Committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors for any changes to this charter. The Committee shall be appointed and its chair shall be designated by the Board of Directors and shall comprise at least three directors, each of whom is independent of management and the Company. For such purposes, independence shall be defined as set forth in the applicable rules and standards of the Securities and Exchange Commission (SEC) and the Nasdaq Stock Market. Committee members shall also meet such other eligibility requirements as may be established by the SEC and the Nasdaq Stock Market.

STATEMENT OF POLICY

The Compensation and Corporate Governance Committee shall provide assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders, potential stockholders and the investment community, relating to the compensation of the officers, directors and employees of the Company and ensuring that appropriate policies and procedures are implemented and observed in the governance of the Company.

RESPONSIBILITIES AND PROCESSES

The primary responsibilities of the Compensation and Corporate Governance Committee are (i) to set the terms of employment of the executive officers of the Company and to oversee and review the compensation practices of the Company with regard to the other employees of the Company and of the Board of Directors, (ii) to monitor and facilitate the governance of the Company, including the membership and operations of the Board of Directors, and (iii) to review the Company’s investments on the special situations list and to monitor the Company’s litigation docket. The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to establish or reinforce the overall corporate environment for responsive and fair governance.

The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

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Compensation Philosophy and Program. In consultation with senior management, the Committee shall establish the Company’s general compensation philosophy, and oversee the development and implementation of executive compensation programs. The Committee shall review on a periodic basis the Company’s executive compensation programs and make any modifications that the Committee may deem necessary or advisable, subject to the terms of such programs.

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Executive Officer Compensation. The Committee shall annually review and approve the Company’s goals and objectives relevant to the compensation of the Chief Executive Officer and the other executive officers. Based on its evaluation of the achievement of such goals and objectives, the Committee shall have the sole authority to set the compensation (including base salary, incentive compensation and equity-based awards) of the executive officers. In determining incentive compensation, the Committee shall consider, among other factors it deems appropriate from time to time, the Company’s performance and relative shareholder return, the value of similar incentive awards to executive officers at comparable companies and the awards given to management in prior years.

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Benefit Plans. The Committee shall review the terms of the Company’s incentive compensation plans, equity-based plans, welfare benefit plans and any other compensation plans. Unless otherwise delegated, the Committee shall administer such plans, including determining any incentive or equity-based awards to be granted to participants under any such plan.

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Appointment and Monitoring of Named Fiduciaries. With respect to any funded employee benefit plan covering employees of the Company subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, the Committee shall have the authority to appoint and terminate the named fiduciary or named fiduciaries of such plan and shall monitor their performance, unless such fiduciaries are specified in the constituent plan documents.

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Approval of Director Nominees. The Committee shall be the sole Nominating Committee as contemplated by the Company’s By-Laws, and shall have the power to select and recommend director nominees for approval by the stockholders.

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Director Recruitment. The Committee shall consider and recruit candidates to fill vacant positions on the Board of Directors and shall review any candidate recommended by the stockholders of the Company in accordance with the Company’s By-Laws. As part of this responsibility, the Committee shall be responsible for conducting appropriate inquiries to establish such candidate’s compliance with the independence and other qualification requirements established by applicable laws and regulations and as otherwise established by the Committee.

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Director Selection Criteria. The Committee shall establish criteria for selecting new directors to be approved by the Committee in accordance with the Company’s By-Laws, which shall reflect, among other factors, a candidate’s integrity and business ethics, strength of character, judgment, experience and independence, as well as factors relating to the composition of the Board, including its size and structure, the relative strengths and experience of current Board members and principles of diversity.

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Consideration of Directors for Re-Election. In connection with its annual approval of a slate of nominees, the Committee shall assess the contributions of those Directors slated for re-election, and shall at that time review its criteria for Board candidates in the context of the Board evaluation process and other perceived needs of the Board.

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Governance Principles. The Committee shall recommend to the Board of Directors corporate governance principles addressing, among other matters, the size, composition and responsibilities of the Board of Directors and its committees, which shall be reviewed not less frequently than annually by the Committee. The Committee shall make recommendations to the Board of Directors with respect to changes to the corporate governance principles.

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Advice as to Committee Membership and Operations. The Committee shall advise the Board of Directors with respect to the charters, structure and operations of the various committees of the Board of Directors and qualifications for membership thereon, including policies for rotation of members among committees of the Board of Directors.

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Evaluation of Board, Directors and Committee. The Committee shall evaluate the performance of the Board of Directors on an annual basis. In discharging this responsibility, the Committee shall solicit comments from all Directors and report annually to the Board on its assessment of the Board’s performance. The Committee shall periodically evaluate the performance of individual Directors. The Committee shall also evaluate its own performance on an annual basis and establish criteria for such evaluation.

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Director Compensation. The Committee shall recommend to the Board of Directors proposed changes in Board compensation, including retainer and meeting attendance fees, as well as other Director compensation program and policies.

•	Evaluation of Executive Management. The Committee shall oversee the evaluation of executive management of the Company.
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Special Situations and Litigation Oversight. The Committee shall receive periodic reports on and shall generally oversee management’s activities with regard to investments on the special situations list and with pending and threatened litigation involving the Company.

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Access to Consultants. The Committee shall have the resources and authority to discharge its duties and responsibilities as described herein, including the authority to select, retain and terminate counsel, consultants and other experts. The Committee shall have the sole authority to select, retain and terminate a compensation consultant and approve the consultant's fees and other retention terms.

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Delegation. When appropriate, as permitted under applicable law and the listing standards of the Nasdaq Stock Market, the Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee, the Board or members of management.

•	Other Duties. The Committee shall also carry out such other duties as may be delegated to it by the Board of Directors from time to time.